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                                                                     EXHIBIT 4.4

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (this "Agreement") is made and entered into as of the 18th day of April, 2001, by and between The Sherwin-Williams Company, an Ohio corporation (the "Corporation"), and The Sherwin-Williams Company Employee Stock Purchase and Savings Plan (the "Buyer"), acting by and through HSBC Bank USA (the "Trustee"), not in its individual capacity (except as expressly specified in Sections 5, 10 and 15 hereof), but solely in its capacity as a trustee of the employee stock ownership plan feature of the Buyer.

                                    RECITALS:

         A. The Corporation desires to issue an aggregate of 250,000 shares of Convertible Participating Serial Preferred Stock, without par value (the "ESOP Shares"), to the Buyer pursuant to the terms and conditions of this Agreement.

         B. The Buyer desires to purchase the ESOP Shares from the Corporation subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the representations, warranties, agreements, recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings described:

         "1933 Act" means the Securities Act of 1933, as amended.

         "1934 Act" means the Securities Exchange Act of 1934, as amended.

         "Acquisition Debt" is initially equal to Two Hundred Fifty Million Dollars ($250,000,000). Upon payment in full of the Purchase Money Note, the Acquisition Debt shall be zero.

         "Adjusted Common Stock Value" means 250,000 shares, multiplied by One Thousand Dollars ($1,000), divided by the Common Stock Price on the Original Issue Date, multiplied by the Common Stock Price (but never less than the Floor Price nor greater than the Cap Amount).

         "Agreement" has the meaning set forth in the first paragraph hereof.

         "Articles of Incorporation" means the Corporation's Amended Articles of Incorporation, as the same may be amended from time to time.


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         "Base Value" shall, as of any specified date, be equal to the greater of (a) 35% of the cumulative amount of principal paid or forgiven on the Purchase Money Note, or (b) Fifty Million Dollars ($50,000,000).

         "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions are authorized or obligated by law or executive order to close in New York City.

         "Buyer" has the meaning set forth in the first paragraph hereof.

         "Cap Amount" shall be (a) 150% of the Floor Price during the first five years following the Original Issue Date, and (b) 175% of the Floor Price at any time after the fifth anniversary date of the Original Issue Date.

         "Closing" has the meaning set forth in Section 2(c).

         "Closing Date" has the meaning set forth in Section 2(c).

         "Closing Price" of any security on any date means the closing sale price (or, if no closing sale price is reported, the last reported sale price) of such security on the NYSE on such date, as reported in the NYSE Composite Transaction Reporting System, or, if such security is not listed for trading on the NYSE on that date, as reported in the composite transactions reporting system for the principal United States securities exchange on which such security is so listed, or, if such security is not so listed, as reported on the National Association of Securities Dealers, Inc. Automated Quotation System, or, if not so reported, the last quoted bid price for such security in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or, if such bid price is not available, the market value of such security on such date as determined by a nationally recognized independent investment banking firm retained for the purpose.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Commission" means the Securities and Exchange Commission promulgated under the 1933 Act.

         "Common Stock" means the common stock, $1.00 par value per share, of the Corporation.

         "Common Stock Price" means, on any specified date, the Closing Price of Common Stock on the last Trading Day before such date. The Common Stock Price shall be appropriately adjusted to take into account any dividends or distributions payable in Common Stock, or any reclassification, subdivision or combination of, or similar transaction involving, Common Stock.

         "Conversion Amount Per Share" is equal to the ESOP Shares Value Per Share.

         "Conversion Date" means the date specified in Section 7(c)(i).

         "Conversion Notice" means a notice described in Section 7(c)(i).

         "Corporation" has the meaning set forth in the first paragraph hereof.

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         "Corporation Reports" has the meaning set forth in Section 3(f).

         "Determination Date" means (a) when used with respect to any dividend or other distribution, the date fixed for the determination of the holders of the securities entitled to receive such dividend or distribution, or, if a dividend or distribution is paid or made without fixing such a date, the date of such dividend or distribution and (b) when used with respect to any subdivision, combination or reclassification of securities, the date upon which such subdivision, combination or reclassification becomes effective.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ESOP" means the employee stock ownership plan feature of the Plan and any other employee stock ownership plan and trust that is designated by the Corporation and that assumes or becomes a transferee or a successor by merger, spin-off or split-up, of any of the assets and liabilities of such employee stock ownership plan feature.

         "ESOP Loan Suspense Account" means a suspense account maintained by the ESOP pursuant to Treasury Regulation Section 54.4975-11(c) (1979).

         "ESOP Shares" has the meaning set forth in the Recitals.

         "ESOP Shares Value Per Share" is equal to a fraction. The numerator is the sum of (a) the Adjusted Common Stock Value plus (b) the Base Value less (c) the Acquisition Debt. The denominator is 250,000 shares. If the ESOP Shares Value Per Share is being calculated on a date on which principal is being paid on the Purchase Money Note, the Base Value shall be calculated including the principal payment made on that date.

         "Floor Price" means the Common Stock Price on the Original Issue Date.

         "Material Adverse Effect" means a material adverse effect on the financial condition or results of operation of the Corporation and its Subsidiaries taken as a whole.

         "Number of Unallocated ESOP Shares" means the number of shares of ESOP Shares held in the ESOP Loan Suspense Account as of the given date.

         "NYSE" means the New York Stock Exchange.

         "Original Issue Date" means the date of original issuance of the ESOP Shares.

         "Per-Share Redemption Amount" means, as of any specified date, the Conversion Amount Per Share.

         "Plan" means The Sherwin-Williams Company Employee Stock Purchase and Savings Plan, and any other plan and trust qualified under Code Section 401(a) that is designated by the Corporation and that assumes or becomes a transferee or a successor by merger, spin-off or split-up, of substantially all of the assets and liabilities of such plan.

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         "Purchase Money Loan Agreement" means the loan agreement between the
Corporation and the Trust, acting by and through the Trustee, in the form attached hereto as Exhibit A.

         "Purchase Money Note" means the purchase money note issued on the Closing Date, in the principal amount of Two Hundred Fifty Million Dollars ($250,000,000), made in favor of the Corporation pursuant to the Purchase Money Loan Agreement.

         "Purchase Money Pledge Agreement" means the pledge agreement between the Corporation and the Trust, acting by and through the Trustee, entered into on the Closing Date to secure the obligations of the Trust under the Purchase Money Loan Agreement and the Purchase Money Note.

         "Redemption Date" means the Business Day that is the effective date of a redemption pursuant to Section 8.

         "Redemption Notice" means the notice described in Section 8(b).

         "Redemption Price" means the sum of: (a) the product of (i) the number of whole and fractional shares of ESOP Shares redeemed, multiplied by (ii) the Per-Share Redemption Amount; plus (b) any accumulated and unpaid dividends on the shares of ESOP Shares.

         "Related Agreements" mean the Purchase Money Loan Agreement, the Purchase Money Note and the Purchase Money Pledge Agreement.

         "Subsidiary" or "Subsidiaries" means a consolidated subsidiary of the Corporation that falls within the meaning of Rule 405 of the rules and regulations of the Commission promulgated under the 1933 Act.

         "Trading Day" means, with respect to any security, (a) if the principal trading market for the applicable security is the NYSE or another national securities exchange, a day on which the NYSE or such other national securities exchange is open for business, (b) if the principal trading market for the applicable security is the Nasdaq, a day on which a trade may be made on the Nasdaq National Market, or (c) if the applicable security is not listed, admitted for trading or quoted as provided in clause (a) or (b), any Business Day. Any day for which there is no reported sales of Common Stock on the applicable exchange or market shall not be treated as a Trading Day.

         "Trustee" has the meaning set forth in the first paragraph hereof.

         2. CLOSING.

         (a) PURCHASE AND SALE OF ESOP SHARES. Subject to the terms and conditions of this Agreement, the Corporation shall sell to the Buyer, and the Buyer shall purchase from the Corporation, 250,000 shares of ESOP Shares, at an issue price of One Thousand Dollars ($1,000) per share, for an aggregate price of Two Hundred Fifty Million Dollars ($250,000,000).

         (b) FINANCING ARRANGEMENTS. The Corporation hereby agrees to lend to the Buyer, and the Buyer hereby agrees to borrow from the Corporation, Two Hundred Fifty Million Dollars ($250,000,000) upon the terms and conditions set forth in the Purchase Money Loan Agreement.

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         (c) THE CLOSING. The transactions contemplated by this Agreement (the
"Closing") shall take place at the offices of the Corporation at 101 Prospect Avenue, N.W., Cleveland, Ohio on April 18, 2001, or at such other place or date as the parties may mutually agree (the "Closing Date").

         3. REPRESENTATIONS AND WARRANTIES OF CORPORATION. As of the Closing Date, the Corporation hereby represents and warrants to the Buyer as follows:

         (a) THE CORPORATION AND ITS SUBSIDIARIES. The Corporation and each of its Subsidiaries have been duly organized and are validly existing as corporations (or limited liability companies) in good standing under the laws of their respective jurisdictions of incorporation, are duly qualified to do business and are in good standing as foreign corporations (or limited liability companies) in each jurisdiction in which the conduct of their respective businesses requires such qualification and in which the failure to so qualify would have a Material Adverse Effect, and have all power and authority necessary to conduct the businesses in which they are engaged.

         (b) AUTHORIZATION AND EFFECT. This Agreement has been duly authorized, executed and delivered by the Corporation and (assuming the due execution and delivery thereof by the Buyer) constitutes the valid and legally binding obligation of the Corporation, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

         (c) NO CONFLICTS. The execution, delivery and performance of this Agreement by the Corporation and the consummation of the transactions contemplated by this Agreement (i) will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other material agreement or material instrument to which the Corporation or any of its Subsidiaries is a party or by which the Corporation or any of its Subsidiaries is bound, (ii) will not result in any violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Corporation or any of its Subsidiaries, except for such violations that would not result in a Material Adverse Effect, and (iii) will not result in any violation of the provisions of the charter or by-laws (or other organizational documents) of the Corporation or any of its Subsidiaries. Except as otherwise provided herein, no consent, approval, authorization or order of, or filing or registration with, any governmental agency or body is required for the execution, delivery and performance of this Agreement by the Corporation and the consummation of the transactions contemplated hereby.

         (d) CAPITALIZATION. All of the issued shares of Common Stock have been duly and validly authorized and issued and are fully paid and nonassessable. All of the issued shares of capital stock of each subsidiary have been duly and validly authorized and issued and are fully paid, nonassessable and are owned directly or indirectly by the Corporation, free and clear of all liens, encumbrances, equities or claims, except for any liens, encumbrances, equities or claims that would not, in the aggregate, have a Material Averse Effect.

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         (e) ESOP SHARES. The ESOP Shares have been duly authorized, and, upon issuance and delivery against receipt by the Corporation of the Purchase Money Note, will be validly issued and outstanding. The issuance and sale of the ESOP Shares is not subject to any preemptive or other similar rights arising by operation of law, under the charter or regulations of the Corporation, under any agreement or instrument to which the Corporation or any of its subsidiaries is a party or otherwise. The ESOP Shares constitute "employer securities" within the meaning of Code Section 409(l) and "qualifying employer securities" within the meaning of ERISA Section 407(d)(5).

         (f) CORPORATION REPORTS. Since January 1, 1999, the Corporation has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of Section 13 of the 1934 Act, and the applicable rules and regulations of the Commission thereunder. All of the foregoing reports filed prior to the date hereof are hereinafter referred to as the "Corporation Reports". As of their respective dates, the Corporation Reports complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the Commission promulgated thereunder applicable to such Corporation Reports.

         (g) FINANCIAL STATEMENTS. The financial statements (including the related notes and supporting schedules) filed as part of the Corporation Reports present fairly in all material respects the financial condition and results of operations of the entities purported to be shown thereby, at the dates and for the periods indicated, and (except to the extent, if any, otherwise disclosed therein) have been prepared in conformity with generally accepted accounting principles.

         (h) MATERIAL ADVERSE EFFECT. Except as otherwise disclosed in the Corporation Reports, neither the Corporation nor any of its Subsidiaries has sustained, since the date of the latest audited financial statements included in the Corporation Reports, any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, which has had a Material Adverse Effect.

         (i) LITIGATION. Except as described in the Corporation Reports, to the knowledge of the Corporation, there are no legal or governmental proceedings pending to which the Corporation or any of its Subsidiaries is a party which would have a Material Adverse Effect; and to the knowledge of the Corporation, no such proceedings are threatened by governmental authorities or by others.

         (j) NO VIOLATION. Neither the Corporation nor any of its Subsidiaries
(i) is in violation of its charter or by-laws (or other organizational documents), (ii) to the knowledge of the Corporation, is in default in any material respect, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other material agreement or material instrument to which it is a party or by which it is bound or (iii) to the knowledge of the Corporation, is in violation of any law, ordinance, governmental rule, regulation or court decree to which it may be subject or has failed to obtain any license, permit, certificate, franchise or other governmental authorization or permit necessary to the conduct of its business except, in the case of clauses (ii) and (iii), for those defaults, violations or failures which, either individually or in the aggregate, would not have a Material Adverse Effect.

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         (k) THE BUYER. The Buyer has been duly organized and established by all necessary corporate action on the part of the Corporation. The Buyer includes a legal and valid employee stock ownership plan within the meaning of Code Section 4975(e)(7) and ERISA Section 407(d)(6), and constitutes a qualified trust under Code Section 401(a) which is exempt from taxation under Code Section 501(a). The Corporation has received a favorable determination letter, dated April 5, 2001, from the Internal Revenue Service that confirms the status of the Buyer under the Code.

         4. REPRESENTATIONS AND WARRANTIES OF THE BUYER. As of the Closing Date, the Buyer hereby represents and warrants to the Corporation as follows:

         (a) POWER OF THE BUYER. The Buyer has the power, authority and legal right to execute and deliver this Agreement and the other agreements and instruments for which provision is made herein to be executed and delivered by the Buyer and to perform its obligations under this Agreement and the other agreements and instruments to which the Buyer will be a party.

         (b) AUTHORIZATION AND EFFECT. This Agreement has been duly authorized, executed and delivered by the Buyer and (assuming the due execution and delivery thereof by the Corporation) constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

         (c) NO CONFLICTS. The execution, delivery and performance of this Agreement by the Buyer and the consummation of the transactions contemplated by this Agreement (i) will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other material agreement or material instrument to which the Buyer is a party or by which the Buyer is bound, (ii) will not result in any violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Buyer (other than with respect to any such violation related to the prohibited transaction provisions of ERISA, for which the Corporation acknowledges and agrees that Buyer shall make no representation or warranty hereunder related to such prohibited transaction provisions), and (iii) will not result in any violation of the provisions of the organizational documents of the Buyer.

         (d) BROKERS. The Buyer has not, directly or indirectly, in connection with this Agreement or the transactions contemplated hereby (i) employed any broker, finder or agent or (ii) agreed to pay or incurred any obligation to pay any broker's or finder's fee, any commission or any other similar form of compensation.

         (e) INVESTMENT INTENT. The Buyer acknowledges that it is aware that the ESOP Shares have not been registered under the 1933 Act and that the Corporation has no obligation to register or cause the registration of the sale of such shares by the Buyer under the 1933 Act. Except as otherwise required by ERISA, the Buyer is acquiring the ESOP Shares for investment and not with a view to, or for sale in connection with, any distribution thereof.

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         5. REPRESENTATIONS AND WARRANTIES OF THE TRUSTEE. As of the Closing
Date, the Trustee, in its individual capacity, hereby represents and warrants to the Corporation and the Buyer as follows:

         (a) POWER OF THE TRUSTEE. The Trustee is duly organized and validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation (or organization) and has full authority to act as trustee of the employee stock ownership features of the Buyer and exercise trust powers under the laws of the United States as a national banking association.

         (b) NO CONFLICTS. The execution, delivery and performance of this Agreement by the Trustee, in its capacity as trustee of the employee stock ownership plan feature of the Buyer, and the consummation of the transactions contemplated by this Agreement (i) will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other material agreement or material instrument to which the Trustee is a party or by which the Trustee is bound, (ii) will not result in any violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Trustee (other than with respect to any such violation related to the prohibited transaction provisions of ERISA, for which the Corporation and Buyer acknowledge and agree that the Trustee shall make no representation or warranty hereunder related to such prohibited transaction provisions), and (iii) will not result in any violation of the provisions of the charter or by-laws of the Trustee.

         (c) KNOWLEDGE AND EXPERIENCE. The Trustee has such knowledge and experience in financial and business matters in general and in investments in particular so as to be capable of evaluating the merits and risks of the proposed investment, and the Trustee has retained independent counsel and an independent financial adviser in connection with the transactions contemplated by this Agreement.

         6. ISSUANCE AND TRANSFER RESTRICTIONS.

         Shares of ESOP Shares shall be issued and sold by the Corporation to the Buyer to be held in the ESOP Loan Suspense Account. Shares of ESOP Shares shall be uncertificated shares. Transfers of shares of ESOP Shares may only be effected by applicable entry or entries in the stock transfer books of the Corporation. Shares of ESOP Shares are prohibited from being transferred out of the ESOP Loan Suspense Account until such time as such shares are converted into shares of Common Stock in accordance with Section 7 or redeemed by the Corporation in accordance with Section 8. The transfer restrictions set forth in the preceding sentence shall not apply to any shares of Common Stock resulting from a conversion of the ESOP Shares.

         7. CONVERSION.

         (a) CONVERSION RIGHT. All or any portion of the outstanding shares of ESOP Shares held in the ESOP Loan Suspense Account shall be convertible, at the option of the Trustee, at any time and from time to time and without the payment of additional consideration by the Trustee, into such number of shares of Common Stock as is determined under the following conversion formula. Each

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share of ESOP Shares will be converted into a number of shares of Common Stock equal to (i) the Conversion Amount Per Share divided by (ii) the Common Stock Price.

         (b) ALTERNATIVE CONVERSION RIGHT. All, but not less than all, of the outstanding shares of ESOP Shares held in the ESOP Loan Suspense Account shall be convertible, at the option of the Trustee, at any time and from time to time, and without payment of additional consideration by the Trustee, into such number of shares of Common Stock as is determined under the following conversion formula. Each share of ESOP Shares will be converted into a number of shares of Common Stock equal to (i) the Adjusted Common Stock Value divided by (ii) 250,000 shares divided by (iii) the Common Stock Price. In the event the ESOP Shares are converted pursuant to the Alternative Conversion Right set forth in this Section 7(b), the entire unpaid principal balance and any and all interest accrued on such unpaid principal balance owing under the Purchase Money Note shall immediately become due and payable.

         (c)      CONVERSION PROCEDURES.

                  (i) In order to convert shares of ESOP Shares into shares of Common Stock pursuant to this Section 7, the Trustee shall deliver to the Corporation at its principal executive offices or another place designated by the Corporation in a written notice sent to the Trustee, a Conversion Notice, in form satisfactory to the Corporation, duly executed by the Trustee. Each Conversion Notice shall specify (1) the number of shares of ESOP Shares to be converted and (2) whether the ESOP Shares are being converted pursuant to the Conversion Right set forth in Section 7(a) or the Alternative Conversion Right set forth in Section 7(b). In the event the ESOP Shares are converted pursuant to this Section 7, the Corporation shall deliver Common Stock which is readily tradable on an established securities market (A) as soon as practicable after receipt of the Conversion Notice, if such Conversion Notice is received prior to the effectiveness of any registration statement filed with the Commission regarding the registration of such Common Stock, or (B) as soon as reasonably practicable, but not later than five (5) Business Days, after receipt of the Conversion Notice, if such Conversion Notice is received after the effectiveness of any registration statement filed with the Commission regarding the registration of such Common Stock. Any conversion pursuant to this Section 7 shall be deemed to have been effected at the close of business on the Business Day on which the Conversion Notice has been received by the Corporation (a "Conversion Date").

                  (ii) The Corporation shall, as soon as practicable after the Conversion Date, cause to be issued and delivered to the person specified in the Conversion Notice a certificate or certificates evidencing the number of full shares of Common Stock to which such person shall be entitled, together with a cash payment in respect of any fractional shares of Common Stock otherwise issuable. The person or persons entitled to receive the shares of Common Stock deliverable upon conversion of such shares of ESOP Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the relevant Conversion Date, unless the stock transfer books of the Corporation shall be closed on such Conversion Date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open.

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         (d) FRACTIONAL SHARES. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of any shares of ESOP Shares. If more than one share of ESOP Shares shall be surrendered for conversion at one time by the same record holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of ESOP Shares which are converted. In lieu of any fractional share of Common Stock that would otherwise be issuable upon conversion of any shares of ESOP Shares, the Corporation shall pay a cash adjustment in respect of such fractional share in lieu thereof, calculated to the nearer cent, with one-half cent or more rounded upward.

         (e) RESERVATION AND AUTHORIZATION OF SHARES. The Corporation shall at all times when the ESOP Shares shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the ESOP Shares, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of ESOP Shares.

         (f) CONVERTED SHARES. After the Conversion Date with respect to any shares of ESOP Shares, such shares shall no longer be deemed to be outstanding and all rights with respect to such shares, including but not limited to the rights, if any, to receive notices or distributions and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock (and cash in lieu of fractional shares) in exchange therefor.

         8. REDEMPTION.

         (a) SHARES RELEASED FROM THE ESOP LOAN SUSPENSE ACCOUNT. The Buyer may, at the option of the Trustee, elect to have the Corporation redeem any or all shares or fractions of a share of ESOP Shares when and as they are released from the ESOP Loan Suspense Account as provided in Treasury Regulation section 54.4975-11(c). The amount paid by the Corporation for shares so redeemed shall be equal to the Redemption Price.

         (b) NOTICE OF REDEMPTION. In the event of a redemption pursuant to
Section 8(a), the Trustee shall give notice (a "Redemption Notice") to the Corporation. Each Redemption Notice shall specify (i) the Redemption Date, (ii) the number of shares of ESOP Shares to be redeemed or the aggregate Redemption Price for all shares of ESOP Shares to be redeemed as of the applicable Redemption Date, (iii) the place or places for payment of the Redemption Price,
(iv) that payment will be made upon surrender of shares of ESOP Shares, and (v) that the right of holders to convert shares of ESOP Shares shall terminate at the close of business on the Redemption Date (unless the Corporation defaults in the payment of the Redemption Price). The Redemption Date may be the date the Redemption Notice is given.

         (c) REDEMPTION PROCEDURES. On the Redemption Date, the Trustee shall surrender the shares of ESOP Shares to the Corporation and shall thereupon be entitled to receive payment of the applicable Redemption Price for each such share. If a Redemption Notice shall have been given, as aforesaid, and if, on the Redemption Date, assets necessary for the redemption shall be legally available therefor and shall have been irrevocably deposited, set aside for or paid (including, payment in the form of debt forgiveness) to the Plan, then, notwithstanding that the redeemed shares

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of ESOP Shares shall not have been surrendered, (i) such shares shall no longer be deemed outstanding, (ii) the Trustee shall cease to be a stockholder of the Corporation to the extent of its interest in such shares, and (iii) all rights whatsoever with respect to such shares of ESOP Shares shall terminate, except the right to receive the Redemption Price for each such share, without interest or any sum of money in lieu of interest thereon. Redemptions of ESOP Shares shall be effected as of the close of business on the Redemption Date before effecting any conversion for which the Conversion Date corresponds with the Redemption Date.

         (d) NO SINKING FUND. The shares of ESOP Shares shall not be subject to the operation of any retirement or sinking fund.

         (e) REDEEMED SHARES. After the Redemption Date with respect to any shares of ESOP Shares, such shares shall no longer be deemed to be outstanding and all rights with respect to such shares, including but not limited to the rights, if any, to receive notices or distributions and to vote, shall immediately cease and terminate on the Redemption Date, except only the right of the holders thereof to receive the Redemption Price therefor, without interest or any sum of money in lieu of interest thereon. Any shares of ESOP Shares redeemed pursuant to this Section 8 shall be retired and canceled after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Serial Preferred Stock and may be reissued as part of a new series of Serial Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions set forth herein.

         (f) PAYMENT OF REDEMPTION PRICE. The Corporation, at its option, may make payment of the Redemption Price (i) in cash, (ii) in shares of Common Stock which are readily tradable on an established securities market, or (iii) in any combination of any of the foregoing. For purposes of determining the number of shares of Common Stock to be delivered by the Corporation in satisfaction, in whole or in part, of any Redemption Price, shares of Common Stock shall be valued at the Common Stock Price as of the Redemption Date.

         9. COVENANTS OF THE CORPORATION.

         (a) STATUS OF BUYER. The Corporation will use its reasonable best efforts to cause the Buyer to maintain its qualifications as an employee stock ownership plan within the meaning of Code Section 4975(e)(7) and ERISA Section 407(d)(6) and as a qualified trust under Code Section 401(a) which is exempt from taxation under Code Section 501(a).

         (b) CONTRIBUTIONS. Subject to Code Sections 404 and 415, the Corporation will make contributions to the ESOP which, together with dividends on the ESOP Shares, are in amounts sufficient to enable the ESOP to timely amortize the indebtedness created under the Purchase Money Loan Agreement.

         10. SURVIVAL OF COVENANTS AND REPRESENTATIONS AND WARRANTIES. All covenants contained in this Agreement shall survive the Closing or the earlier termination of this Agreement. Notwithstanding the Closing, or sooner termination of this Agreement or any investigation at any time made by or on behalf of any of the parties, the Corporation and the Buyer shall be liable for damages solely arising from any of their respective breaches of representations or warranties set forth in Sections 3 and 4 of this Agreement (including in any certificates delivered hereunder) which breaches shall not be considered waived by consummation of the transactions contemplated hereby, provided, however, that such parties shall be liable only to the extent that notice therefor is asserted in writing and delivered prior to the one year anniversary of the Closing Date. The Trustee shall be liable for damages arising solely from and in respect of its breaches of representations or warranties set forth in Section 5 of this Agreement, which breaches shall not be considered waived by consummation of the transactions contemplated hereby, provided, however, that the Trustee shall have no liability hereunder respecting breaches of such representations and warranties if the Trustee followed generally accepted industry practices and procedures and relied upon reasoned opinions from its financial advisor and legal counsel in making such representations and warranties.

         11. CONDITIONS TO CLOSING; OBLIGATION OF THE BUYER. The obligation of the Buyer to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all the following conditions, any one or more of which may be waived, in whole or in part, by the Buyer:

         (a) The Corporation shall have complied in all material respects with its covenants and agreements contained herein.

         (b) The Buyer shall have received the following documents, in each case in form and substance reasonably satisfactory to the Buyer:

                  (i) Copies of the Purchase Money Loan Agreement, Purchase Money Note and Purchase Money Pledge Agreement, each dated as of the Closing Date and executed and delivered by the Corporation and the other parties thereto.

                  (ii) A copy of the Registration Rights Agreement between the Corporation and the Buyer, dated as of the Closing Date and in the form of Exhibit B, executed and delivered by the Corporation.

                  (iii) A certificate, signed by the secretary or an assistant secretary of the Corporation, (A) to the effect that an Amendment to the Amended Articles of Incorporation of Corporation as to the ESOP Shares in the form of Exhibit C has been filed with the Secretary of State of the State of Ohio, (B) as to the Amended Articles of Incorporation and Regulations of the Corporation and resolutions of the Corporation's board of directors relating to the transactions contemplated by this Agreement; and (C) as to the names, offices and signatures of officers of the Corporation who execute any documents in connection with the transactions contemplated by this Agreement.

                  (iv) An officer's certificate, signed by the president or the chief financial officer of the Corporation, which certifies that the conditions specified in Section 11(a) and applicable to the Corporation have been satisfied.

                  (v) The Corporation's Legal Department, as counsel to the Corporation, shall have furnished to the Buyer a written opinion signed on behalf of the Legal Department by the Corporation's general counsel, subject to customary additional qualifications, assumptions and exclusions, in form and substance reasonably satisfactory to the Buyer to the effect that:

                           (A) The Corporation and each of its subsidiaries have
                  been duly organized and are validly existing as corporations (or limited liability companies) in good standing under the laws of their respective jurisdictions of incorporation and have all power and authority necessary to conduct the businesses in which they are engaged as described in the Corporation Reports except, in each case, where the failure to so qualify would not result in a Material Adverse Effect.

                           (B) All of the issued shares of Common Stock of the
                  Corporation have been duly and validly authorized and issued and are fully paid and nonassessable. All of the issued shares of capital stock of each subsidiary have been duly and validly authorized and issued and are fully paid, nonassessable and are owned directly or indirectly by the Corporation, free and clear of all liens, encumbrances, equities or claims, except for any liens, encumbrances, equities or claims that would not, in the aggregate, have a Material Averse Effect.

                           (C) This Agreement has been duly authorized, executed
                  and delivered by the Corporation and (assuming the due execution and delivery thereof by the Buyer) constitutes the valid and legally binding obligation of the Corporation, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. Each of the Related Agreements has been duly authorized by the Corporation and, when executed and delivered by the Corporation (assuming the due execution and delivery thereof by the Buyer), will constitute the valid and legally binding obligation of the Corporation, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. The Corporation has requisite power and authority to execute this Agreement and perform the obligations thereunder.

                           (D) The ESOP Shares have been duly authorized, and,
                  upon issuance and delivery against receipt by the Corporation of the Purchase Money Note, will be validly issued and outstanding. The ESOP Shares rank, with respect to the distribution of assets upon liquidation, dissolution and winding up of the Corporation, senior to the Common Stock, for the payment of One Thousand Dollars ($1,000) per share plus accrued and unpaid dividends.

                  (vi) The Corporation's Tax Department, as tax counsel to the Corporation, shall have furnished to the Buyer a written opinion signed on behalf of the Tax Department by the Corporation's vice president-taxes, subject to customary additional qualifications, assumptions and exclusions, in form and substance reasonably satisfactory to the Buyer to the effect that ESOP Shares constitute "employer securities" within the meaning of Code Section 409(l) and "qualifying employer securities" within the meaning of ERISA Section 407(d)(5).

         (c) In the reasonable judgment of the Buyer, (i) there shall have been no material adverse change affecting the basis for the Buyer's preliminary determination to proceed with the purchase of the ESOP Shares from the Corporation and the transactions contemplated by this Agreement and (ii) the Buyer's purchase of the ESOP Shares and the transactions contemplated by this Agreement will not result in (A) a prohibited transaction under Code Section 4975 or ERISA Section 406, which is not exempt pursuant to Code Section 4975 or ERISA Section 408 or (B) a violation of ERISA.

         (d) No litigation shall be pending or threatened which seeks to restrain or prohibit the consummation of the transactions contemplated by this Agreement or which, in the reasonable judgment of the Buyer, could result in substantial financial liability to the Buyer.

         (e) No order, injunction or decree shall have been entered by any governmental authority which prohibits, restricts or delays consummation of the transactions contemplated by this Agreement or the right of the Buyer to consummate such transactions.

         12. CONDITIONS TO CLOSING; OBLIGATION OF THE CORPORATION. The obligation of the Corporation to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all the following conditions, any one or more of which may be waived, in whole or in part, by the Corporation:

         (a) The Corporation shall have received the following documents, in each case in form and substance reasonably satisfactory to the Corporation:

                  (i) Copies of the Purchase Money Loan Agreement, Purchase Money Note and Purchase Money Pledge Agreement, each dated as of the Closing Date and executed and delivered by the Buyer and the other parties thereto.

                  (ii) A certificate, signed by an authorized officer of the Trustee, and in a form satisfactory to the Corporation, to the effect that:

                           (A) The Trustee has conducted a diligent review of
                  the transactions contemplated by this Agreement.

                           (B) In the reasonable judgment of the Trustee, the
                  Buyer's purchase of the ESOP Shares and the transactions contemplated by this Agreement will not result in (I) a prohibited transaction under Code Section 4975 or ERISA
                  Section 406, which is not exempt pursuant to Code Section 4975 or ERISA Section 408, respectively (a "non-exempt prohibited transaction"), or (II) a violation of ERISA.

                  (iii) Kirkpatrick & Lockhart LLP, as counsel to the Trustee, shall have furnished to the Corporation a written opinion, subject to customary qualifications, assumptions and exclusions, in form and substance reasonably satisfactory to the Corporation to the effect that:

                           (A) The Trustee is a duly organized and validly
                  existing corporation in good standing under the laws of its jurisdiction of incorporation (or organization) and has all power and authority necessary to serve as a trustee (as defined in ERISA Section 3(38)) for the Buyer.

                           (B) This Agreement has been duly authorized, executed
                  and delivered by the Buyer and (assuming the due execution and delivery thereof by the Corporation) constitutes the valid and legally binding obligation of the Corporation, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. Each of the Related Agreements has been duly authorized by the Trustee on behalf of the Buyer and, when executed and delivered by the Buyer (assuming the due execution and delivery thereof by the Corporation) will constitute the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing). The Trustee has requisite power and authority to execute this Agreement and the Related Agreements on behalf of the Buyer and perform the obligations thereunder.

         (b) No litigation shall be pending or threatened which seeks to restrain or prohibit the consummation of the transactions contemplated by this Agreement or which, in the reasonable judgment of the Corporation, could result in substantial financial liability to the Corporation.

         (c) No order, injunction or decree shall have been entered by any governmental authority which prohibits, restricts or delays consummation of the transactions contemplated by this Agreement or the right of the Corporation to consummate such transactions.

         13. NOTICES. Any notice required or permitted by or in connection with this Agreement shall be in writing and shall be made by facsimile, or by hand delivery, or by overnight delivery service, or by certified mail, return receipt requested, postage prepaid, addressed to the parties at the appropriate address set forth below or to such other address as may be hereafter specified by written notice by the parties to each other. Notice shall be considered given as of the earlier of the date of actual receipt, or the date of the facsimile or hand delivery, one (1) calendar day after delivery to an overnight delivery service, or three (3) calendar days after the date of mailing, independent of the date of actual delivery or whether delivery is ever in fact made, as the case may be, provided the giver of notice can establish that notice was given as provided herein. Notwithstanding the aforesaid procedures, any written notice upon any party, in fact received by such party, shall be sufficient notice as of the date so received.

         (a)      In the case of the Buyer, to:

                  The Sherwin-Williams Company Employee
                  Stock Purchase and Savings Plan
                  c/o HSBC Bank USA
                  452 Fifth Avenue
                  New York, New York  10018-2706
                  Facsimile No.: 212-525-2396
                  Attn:    Mr. Stephen J. Hartman, Jr.
                           Senior Vice President,
                           Retirement Financial Services

                  With a copy to:

                  The Sherwin-Williams Company
                  101 Prospect Avenue, N.W.
                  Cleveland, Ohio  44115
                  Facsimile No. 216-566-2073
                  Attn:  Vice President - Human Resources

         (b)      In the case of the Corporation to:

                  The Sherwin-Williams Company
                  101 Prospect Avenue
                  Cleveland, Ohio  44115
                  Facsimile No.:  216-566-2984
                  Attn:  Vice President and Assistant Treasurer

                  With a copy to:

                  The Sherwin-Williams Company
                  101 Prospect Avenue
                  Cleveland, Ohio  44115
                  Facsimile No.:  216-566-2947
                  Attn:  Vice President, Secretary and General Counsel

         (c)      In the case of the Trustee to:

                  HSBC Bank USA
                  452 Fifth Avenue
                  New York, New York  10018-2706
                  Facsimile No.: 212-525-2396
                  Attn:    Mr. Stephen J. Hartman, Jr.
                           Senior Vice President,
                             Retirement Financial Services

                  With a copy to:

                  Kirkpatrick & Lockhart, LLP
                  Henry W. Oliver Building
                  535 Smithfield Street
                  Pittsburgh, Pennsylvania  15222
                  Facsimile No.:  412-355-6501
                  Attn:  Mr. Charles R. Smith

         14. FURTHER ASSURANCES. The Buyer shall execute and deliver to the Corporation such further assurances of this Agreement and the matters contemplated by this Agreement and the Related Agreements promptly from time to time upon the Corporation's written request.

         15. PUBLIC ANNOUNCEMENTS AND RELEASES. Except to the extent required by applicable law, no disclosure or public announcement of (a) this Agreement, the other agreements and instruments to be executed in connection herewith, any of the provisions hereof or thereof, or any of the transactions contemplated hereby or thereby, or (b) any confidential information concerning the Corporation or the Buyer, shall be made by the Buyer or the Trustee.

         16. GOVERNING LAW. This Agreement and the Related Agreements and the rights and obligations of the parties hereunder and thereunder shall be governed by and construed and interpreted in accordance with the laws of the State of Ohio, including all matters of construction, validity and performance, regardless of the location of the parties or any Property.

         17. JURISDICTION; VENUE; SERVICE. The Buyer irrevocably consents to the non-exclusive personal jurisdiction of the courts of the State of Ohio and, if a basis for federal jurisdiction exists, the non-exclusive jurisdiction of the United States District Court for the District of Ohio. The Buyer agrees that venue shall be proper in any common pleas court of the State of Ohio selected by the Corporation or, if a basis for federal jurisdiction exists, in any Division of the United States District Court for the District of Ohio. The Buyer waives any right to object to the maintenance of any suit or claim in any of the state or federal courts of the State of Ohio on the basis of improper venue or of inconvenience of forum.

         18. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

         19. HEADINGS; GENDER; REFERENCES. The headings, subheadings and captions in this Agreement and in any appendix, exhibit or schedule hereto are for reference purposes only and are not intended to affect the meaning or interpretation of this Agreement. For purposes of this Agreement, the use of masculine pronouns shall be deemed to include feminine and neuter pronouns, as appropriate. References in this Agreement to sections, subsections, schedules or exhibits are to sections, subsections, schedules or exhibits in or to this Agreement unless otherwise stated.

         20. EXHIBITS. The exhibits attached hereto are hereby made a part of this Agreement as if set forth in full herein.

         21. ENTIRE AGREEMENT; AMENDMENTS, ETC. This Agreement, along with that certain Retention Letter between the Trustee and the Corporation, dated June 23, 2000 and accepted by the Corporation on June 27, 2000, and that certain Indemnification Agreement between the Trustee and the Corporation, dated June 23, 2000, contains the entire agreement between the parties hereto with respect to their subject matter and supersedes all prior negotiations, discussions, agreements, arrangements and understandings, written or oral, relating to the subject matter of this Agreement. No amendment or modification of, or any waiver of any provision of, this Agreement shall be effective against a party unless set forth in a writing signed by such party.

         22. SUCCESSORS AND ASSIGNS; ASSIGNMENT; NO THIRD PARTY BENEFICIARIES. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party shall assign any of its rights or obligations hereunder without the prior written consent of the other parties. This Agreement is not intended to, and shall not be construed to, create any rights as a third-party beneficiary or otherwise in favor of any person or entity who is not a party to this Agreement.

         23. SEVERABILITY. Any provision of this Agreement prohibited by the laws of any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, or modified to conform with such laws, without invalidating the remaining provisions of this Agreement, and any such prohibition in any jurisdiction shall not invalidate such provisions in any other jurisdiction.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the day and year first above written.


"CORPORATION"                  THE SHERWIN-WILLIAMS COMPANY

                               By: /s/
                                   -----------------------------------------
                                    Larry J. Pitorak
                                    Senior Vice President-Finance, Treasurer
                                     and Chief Financial Officer


                               THE SHERWIN-WILLIAMS COMPANY
"BUYER"                        EMPLOYEE STOCK PURCHASE AND SAVINGS PLAN
                               By:      HSBC Bank USA, not in its individual capacity, but solely in its capacity as trustee of the employee stock ownership plan feature of
                                        The Sherwin-Williams Company  Employee Stock Purchase
                                        and Savings Plan

                               By:/s/
                                   -----------------------------------------
                                        Stephen J. Hartman, Jr.
                                        Senior Vice President,
                                         Retirement Financial Services

"TRUSTEE "                     HSBC Bank USA, in its individual capacity, but only as to Sections 5,
                               10 and 15 hereof

                               By:  /s/
                                   -----------------------------------------

                                        Stephen J. Hartman, Jr.
                                        Senior Vice President,
                                          Retirement Financial Services